PROSPECTUS SUPPLEMENT           Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
(to Prospectus dated December 8, 2006)               Registration No. 333-132722


                              GENERAL DEVICES, INC.

     This Prospectus Supplement supplements our Prospectus, dated December 8, 2006, relating to the resale by selling stockholders listed in the Prospectus of 78,508,623 shares of our Common Stock (par value $0.0001 per share).

     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption "Risk Factors" beginning on page 5 of the Prospectus. You should consider these Risk Factors before purchasing these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.











           The date of this Prospectus Supplement is January 19, 2007


                                 SELLING HOLDERS

     The table below supplements the table of selling shareholders contained in the section of the Prospectus captioned "SELLING HOLDERS." Where the name of a selling shareholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling shareholder supersedes the information set forth in the Prospectus.

     The following table is based solely on information  provided by the selling holders. This information represents the most current information provided to us by selling  holders.  The table  below and the table in the  Prospectus  may not reflect the exact  principal  amount of shares of our common stock  beneficially owned by the selling holders identified in the table because,  since the date on
which  they  provided  the  information   regarding  their  ownership  of  those
securities in the table,  those holders may have acquired  additional  shares of common stock or those holders may have sold,  transferred or otherwise  disposed of all or a portion of those securities.  However, no selling holder may use the
Prospectus,  as supplemented by this Prospectus  Supplement,  to offer or sell a number of shares of common stock that exceeds the number  indicated with respect to that holder in the table below and the table in the Prospectus.

------------------------------ --------------- ------------ ------------- --------------- ---------------
                                   Shares        Percent
                                Beneficially   Beneficially    Shares         Amount         Percent
                               Owned Prior to     Owned         To be      Beneficially    Beneficially
Name(1)                         Offering(2)      Before        Offered      Owned After    Owned After
                                                Offering                     Offering        Offering
------------------------------ --------------- ------------ ------------- --------------- ---------------
Paul T. Chan(3)(4)                879,550         9.20%       879,550           -               -
------------------------------ --------------- ------------ ------------- --------------- ---------------
D.H. Vermoegensverwaltungs-
und
Beteilgungsges.mbH(5)(6)(7)          -              -            -              -               -
------------------------------ --------------- ------------ ------------- --------------- ---------------
Ursula Struck(8)                     -              -            -              -               -
------------------------------ --------------- ------------ ------------- --------------- ---------------
Uwe Struck(8)                        -              -            -              -               -
------------------------------ --------------- ------------ ------------- --------------- ---------------

  1. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership includes shares of Common Stock underlying warrants and options regardless of when exercisable.
  2. Beneficial ownership includes all shares a holder owns directly or may acquire through exercisable or non-exercisable options, warrants and conversions.
  3. Consists of (i) 704,538 shares plus (ii) warrants for 175,012 shares at an exercise price of $0.55713 per share, paid as an investment advisor's fee by Adurormed on October 16, 2002. Mr. Chan was a director and Secretary-Treasurer of Aduromed from September 13, 2002 until his resignation on December 13, 2002.
  4. Messrs. Chan and Kristoff each own a 50% voting membership interest in Delphinian Quest Advisors, LLC.
  5. Mr. Dirk Haage has control over the securities held by D.H. Vermoegensverwaltungs Und Betellgungsges.mbH.
  6. The following selling holders acquired shares, in the amounts and on the dates indicated, of GDI's Common Stock from Mr. William Lawlor, each in a privately-negotiated transaction. Mr. Lawlor had served as a vice president of Aduromed from October, 2002 until his resignation on June 21, 2005 and acquired the shares as part of his compensation on October 16, 2002.

------------------------------------------------------ ------------------------- ------------------------
                                                                                  No. of Shares of GDI
                                                                                    Common Stock Post
Selling Holder                                            Date of Acquisition             Merger
--------------                                            -------------------             ------
------------------------------------------------------ ------------------------- ------------------------
D.H. Vermoegensverwaltungs Und                                 11/11/05                   21,540
Betellgungsges.mbH
------------------------------------------------------ ------------------------- ------------------------


  7. The following selling holders acquired shares, in the amounts and on the dates indicated, upon exercise of conversion rights under bridge loan promissory notes made by Aduromed in August, 2005:

------------------------------------------------------ ------------------------- ------------------------
                                                                                  No. of Shares of GDI
                                                                                    Common Stock Post
Selling Holder                                            Date of Acquisition             Merger
--------------                                            -------------------             ------
------------------------------------------------------ ------------------------- ------------------------
D.H. Vermoegensverwaltungs Und                                  1/13/06                   224,375
Betellgungsges.mbH
------------------------------------------------------ ------------------------- ------------------------

  8. The following  selling holders acquired  shares,  in the amounts and on the
dates  indicated,   of  GDI's  Common  Stock  from  Paul  T.  Chan,  each  in  a privately-negotiated transaction. Mr. Chan had acquired the original shares from
Aduromed  Corporation  as an  investment  adviser's fee in October,  2002.  From
September 13, 2002 until his  resignation  on December 13, 2002,  Mr. Chan was a director  and  Secretary-Treasurer  of  Aduromed.  Since then he has not been an officer, director, employee or affiliate of either GDI or Aduromed.

------------------------------------------------------ ------------------------- ------------------------
                                                                                  No. of Shares of GDI
                                                                                    Common Stock Post
Selling Holder                                            Date of Acquisition             Merger
--------------                                            -------------------             ------
------------------------------------------------------ ------------------------- ------------------------
Ursula Struck                                                  1/26/05                     8,975
------------------------------------------------------ ------------------------- ------------------------
Uwe Struck                                                     1/26/05                    26,925
------------------------------------------------------ ------------------------- ------------------------
Uwe Struck                                                     8/24/05                    13,463
------------------------------------------------------ ------------------------- ------------------------